Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 33-57859, 33-57861, 333-02899, 333-27755, 333-35879, 333-64074 and 333-105129) and Form S-8 (Nos. 33-52367, 33-57865, 33-57867, 33-57871, 333-03989, 333-50035, 333-69823, 333-81471, 333-36540, 333-36538, 333-52278, 333-104934, 333-116488, 333-116502, 333-118152, 333-118153 and 333-118154) of BB&T Corporation of our report dated February 22, 2005 relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/    PricewaterhouseCoopers LLP

Greensboro, North Carolina

March 7, 2005